Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-270263, 333-281006, 333-284480 and 333-293323 on Form S-3 and Nos. 333-219403, 333-224083, 333-230206, 333-236402, 333-239426, 333-253503, 333-263948, 333-269114, 333-272834, 333-278363 and 333-284117 on Form S-8 of our report dated April 15, 2026, relating to the consolidated balance sheets of KALA BIO, Inc. as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for the year ended December 31, 2025, which appear in this Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

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/s/ HTL International, LLC

Houston, TX
April 15, 2026